Exhibit 10.05


                                 Line of Credit

HealthLink International, Inc. ("HealthLink"), is opening a Line of Credit ("Line") with Simba Financial Incorporated ("Smiba") and agrees to the following terms and conditions:

Line of Credit. This line of credit is an open-ended line of credit, which HealthLink may use to obtain cash advances ("Advances") from time to time until the maturity date of December 31,2000. Simba may at its discretion extend the matunty date.

The initial credit line to HealthLink is $500,000 ("Credit Line"). Simba may at its discretion increase the Credit Line to HealthLink upon review from Simba.

Advances. All checks written by Simba at the request of HealthLink will be charged against the Line. Simba will have no obligation to honor any advance if the resulting new balance of the Line would exceed the Credit Line; or after the December 31,2000; or in the event of termination or suspension of the Credit Line under the conditions described in this agreement.

Finance Charge. Advances are subject to finance charges from the date of transaction, to the date payment is posted to the Line. The finance charge is
 .8333% per month, which corresponds to an annual percentage rate of 10%.

Payments. All payments on this Line shall be applied first in payment of accrued interest and any remainder in payment of principal. All principal and interest is due by the maturity date of December 31, 2000.

Termination of Line. Simba can terminate the Line and require HealthLink to pay the entire outstanding balance in one payment if:

     o HealthLink engages in a fraud or material misrepresentation in connection with the Line.
     o    HealthLink does not meet the repayment terms of this agreement.

If Simba terminates the Line and requires immediate payment of the entire outstanding balance. HealthLink agrees to pay Simba finance charges on the remaining balance on the Line at a rate of 25% per annum. Simba shall be entitled to reasonable court costs and attorneys' fees for independent counsel that Simba hires. Interest after termination, whether prior to or after ju4gmcnt by a court of competent jurisdiction, shall accrue upon the outstanding unpaid balance until such balance is paid in full.

Suspension or Reduction of Credit Line. Simba can refuse to make additional extensions of credit or reduce the Line if:

     o Simba reasonably believes HealthLink will not be able to meet the repayment requirements due to a material change in HealthLink's financial circumstances.

     o    HealthLink is in default of a material obligation under this Agreement


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Simba will give HealthLink written notice of any such action and conditions for reinstating the credit privileges. Simba may reinstate HealthLink's credit privileges when the conditions leading to suspension are cured to Simba's satisfaction. An additional title examination and other documentation may be required to reinstate HealthLink's Line, and any costs associated with reinstatement will be borne by HealthLink, where permitted by law.

Other Provisions. HealthLink shall promptly notify Simba of any change in circumstances that has a substantial adverse effect of HealthLink's credit HealthLink will furnish Simba with financial statements as Simba may request from time to time.

HealthLink's rights in this Line may not be assigned.

All of Simba' s rights under this agreement are valid to the extent permitted by applicable law. If it is determined for any reason that any part of this Agreement is invalid or unenforceable, this shall not affect the validity or the enforcement of any other provision, and this Agreement will then read as if the invalid or unenforceable part were not there.

Simba may delay exercising any of its rights without loosing them.

This Agreement and HealthLink's use of the Line shall be governed and construed in accordance with federal law and the laws of Ohio, without regard to conflict of law rules.


Agreed to on this ____ day of ________________________________________  ,1999.


Simba Financial Incorporated                     HealthLink International, Inc.
By:___________________                           By:__________________________

Title ________________                           Title________________________